EXHIBIT 99.3
CORPORATE PARTICIPANTS

Leigh Parrish
Sport Chalet - IR, FD

Craig Levra
Sport Chalet - Chairman, CEO

Howard Kaminsky
Sport Chalet - CFO

CONFERENCE CALL PARTICIPANTS

Paul Swinand
Stephens Inc. - Analyst

Jeff Mintz
Wedbush Morgan Securities - Analyst

Reed Anderson
D.A. Davidson & Co. - Analyst

Sean McGowan
Needham & Co. - Analyst

James Ragan
Crowell, Weedon & Co. - Analyst

Chris Svezia
Susquehanna Financial Group - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. Welcome to the Sport Chalet Q4 2008 earnings call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session, and instructions will follow at that time. (OPERATOR INSTRUCTIONS) As a reminder ladies and gentlemen, this conference is being recorded today, June 3rd, 2008. It may not be reproduced in whole or part without permission from the Company.

I would now like to introduce Ms. Leigh Parrish of FD.

Leigh Parrish - Sport Chalet - IR, FD

Thank you. Good afternoon, everyone, and thank you for joining us today. If you have not received a copy of Sport Chalet's press release, feel free to call us at 212-850-5600 and we can have a copy sent to you.

Before we begin, I would like to make a brief statement regarding forward-looking statements that you may hear on the call. Except for historical information, the statements made on this conference call are forward-looking and made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks and uncertainties, that may cause the Company's actual results in future periods to differ materially from forecasted results. Those results include, among other things the competitive environment in the sporting goods industry in general, and in the Company's specific market areas, inflation, the challenge of implementing the Company's expansion plans, and maintaining it's competitive position. Changes in cost of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the SEC.

With that out of the way, I would like to turn the call over to Craig Levra, Chairman and CEO of Sport Chalet.

Craig Levra - Sport Chalet - Chairman, CEO

Thanks, Leigh. Good afternoon and thank you very much for joining us today. On the call with me today is Howard Kaminsky, our Chief Financial Officer. Following my overview of our full year performance and highlights, Howard will review our financial results. After our formal comments, we will both be available for any questions you might have. As we have reiterated throughout the course of fiscal 2008, the macroeconomy presented one of the most challenging operating periods in Sport Chalet's history, looking back to April 2007, we started to recognize some issues in the economy.

As a predominately California-based company, our customers began to experience the weak macroeconomic trends, such as rising fuel costs and a soft housing market, before the rest of the country. In fact, California now has some of the highest gas prices in the nation. In addition, the worst states in terms of mortgage crisis are in three of our four markets, including California, Arizona, and Nevada.

As a result, we began taking the appropriate and early steps to adjust our tactics accordingly, we aggressively reduced our inventory and finished the year with 1.3% less than last year, and that is with the opening of 7 new stores. We used the difficult environment as an opportunity to direct our efforts towards refining our business strategy and our operations for the long-term. We believe our proactive efforts helped to mitigate pressures as the year progressed. Specifically we focused on enhancing our IT and infrastructure, growing our footprint, strengthening our management team, and as always connecting with customers through our brand of product mix and specialty services, these initiatives combined allowed us to create an even better overall in-store experience.

First during the year we continued to focus on successfully managing processes within our organization that we could control. For example, we completed improvements to our IT systems, and we are very pleased we are able to launch our SAP financial and merchandising software system on the last day of the fiscal year, March 30th. In addition to SAP, we also completed the roll-out of enterprise selling in all of our stores. While our team is still learning and getting adjusted to these systems, we expect SAP and enterprise selling to increase our capacity to serve our customers, and improve our ability to satisfy their needs.

Having these systems and infrastructure as a foundation will be a very powerful component to our long-term growth and competitive positioning. As we have previously discussed, with the projects we completed we have technology in place that can support a company many times our size, and we have established a solid platform for us to build on for the next 25 years.

Second, we continue to expand our footprint in the Western United States. This past year was our largest year of store growth ever with seven new store openings. Combined with the five new stores we opened in fiscal 2007, we have grown our store base 30% in 18 months. That is an outstanding accomplishment, especially in this environment. Given that we have had great success in southern California and Arizona, the majority of our new stores were added to create density in these specific markets.

We are particularly pleased with our performance in Phoenix market. We have developed solid brand recognition, as we have quickly expanded our footprint throughout the greater Phoenix marketplace. In just two years, we have opened seven stores in Arizona, and established a leadership position in this market, in addition we were thrilled to open our first store in Utah this year, and we are now serving the growing Salt Lake City area.

Third as we continue to grow our business and better position Sport Chalet in the industry, we made key management appointments that will add to our overall bench strength. During the year, we hired Brad Morton as Director of Team Sales. Through his leadership, we now have a quality Team Sales Division, capable of producing profitable orders, customizing jerseys and uniforms, and selling to teams around the nation. We are selling the very best brands, including Nike, Under Armour, Schutt, and Rawlings. We have made great progress in further solidifying our brand relationships and better leveraging the relationship between our team sales division and our retail stores.

As we look to further enhance this business, we will continue to focus on increasing our technical and performance product offerings in Team. At the end of the fiscal year we are very pleased to have hired Tom Tennyson, in the newly created position of Executive Vice President, Chief Merchandising Officer. Tom has an extensive retail background with more than 25 years of department store and specialty retail management experience.

Most recently Tom served as Senior Vice President General Merchandising Manager at Mervyns Department Stores, prior to that Tom worked for Galyan's Trading Company, and also worked with Dick's Sporting Goods after it acquired Galyan's. Additionally he held positions of increasing responsibility at Kohl's Department stores, and he began his career at Dave Hudson Corporation in its department store division.

At Sport Chalet, Tom is spearheading our merchandising initiatives, as well as our allocation, replenishment, marketing, and in-store visual displays. In just a couple of months Tom has already made a positive impact on how we execute our planning and merchandising strategies. We welcome both Brad and Tom on board, and look forward to their future contributions to Sport Chalet.

Finally and most importantly, we leveraged all of these initiatives to focus on further connecting with our customers. During the year, we have made progress in our marketing efforts to reach customers more effectively. We completed the roll-out of our Action Pass customer relationship management program, which is now available in all of our stores as of November of this past year. We have received more email sign-ups from our customers, and we now have 300,000 members in Action Pass.

Additionally our direct marketing ad campaign now has 9 different theme mailers for the year, and we tailor many of these mailers to compliment the unique needs of our customers across different markets. We also began working with TM Advertising and Universal McCann, our new advertising agency to evaluate our advertising portfolio and ensure we are tracking the right customers to our stores.

With regard to enhancing our customer shopping experience, we continue to find and bring in new specialty brands of merchandise, that is geared towards enthusiasts across a variety of sports, and will create excitement in our stores. Our customers love brands, and they rely on us to provide them with the cutting edge and leading brands in their desired sport.

In addition, we have recently partnered with the Body Glove and the U.S. Bodyboarding Association, as the title sponsor for their upcoming California regional tour. We will offer special USBA branded promotions throughout the summer months, while the tour is taking place. By selling the industry's leading brands and supporting key USBA California events, Sport Chalet is quickly becoming one of the core supporters of the sport of bodyboarding. We are excited about our bodyboard assortments this season, as we continue to differentiate Sport Chalet from other stores.

Turning now to our goals and store expansion plans for fiscal 2009, first we will reestablish our specialty retail leadership, by being first to market with performance, technical, and lifestyle merchandise and services, our new skate concept shop named T59 is but one example.

Second we plan to fully leverage SAP, to create greater efficiency and return to profitability. Third we will exploit our Action Pass customer relationship management program, one of the best in retail, to learn more about our customers, and fourth, we will find new methods to train our employees to give the very best customer service possible, while adding even more specialty services, as we have previously stated we are focused on backfilling stores in key markets, where we have a strong customer base.

This fiscal year we plan to open new stores in west Los Angeles, Concord, and Menifee, California, as well as Queen Creek, Arizona. In addition, we will also relocate our oldest store in La Canada, California, across the street into a new 45,000 square foot prototype. We are very excited about this new prototype store, and the overall benefits it will bring to our customers and our business.

While we are opening stores, we are also ensuring that we provide the best service. As I just mentioned, we will continue to train employees and offer new specialty services. This year we will offer surf camp to our customers, to compliment the popularity of this sport on the West Coast. In addition as we announced last week we have joined forces with Ocean Enterprises, to work together on employee and dive instructor training and certification, as well as joint merchandising and marketing initiatives.

Ocean Enterprises will assist in evaluating Sport Chalet's procedures for employee instructor hiring, training, and class scheduling. Our partnership will enable us to leverage Ocean Enterprises's expertise to enhance our SCUBA repair services, as well as our SCUBA rental and travel business, in order to explore additional opportunities to further leverage these unique services. We look forward to leveraging the expertise of Ocean Enterprises as we grow our SCUBA business.

As we continue to move forward in this challenging environment, we remain focused on the long-term. However we believe our decisions and our accomplishments in fiscal 2008 will protect our business in the near term. We have strategically leveraged this difficult economic period as an opportunity to redirect our efforts.

We believe that the significant improvements we have made to our organization will position Sport Chalet as a market leader in specialty sports. We are confident that we have the right team and the right strategy to achieve long-term growth and deliver shareholder value. Despite the changes we are making to our business, we are staying true to our roots, we have always put our customers first, and our first-to-market merchandising strategy, along with our specialty services and employee training, are the main reasons why our customers love shopping with us. I want to thank all of our employees for their consistent hard work and dedication this year.

Now I will turn the call over to Howard Kaminsky for a review of our financial results.

Howard Kaminsky - Sport Chalet - CFO

Total sales for the fourth quarter were $96.8 million, compared to total sales of $97.8 million in the fourth quarter of fiscal 2007 for a 1.1% decrease.

Seven new stores not included in the same stores sales calculation contributed $8.2 million in sales during the fourth quarter this year. Comparable store sales for the quarter decreased 8.6%. The decrease in comparable stores was primarily a result of soft macroeconomic conditions, and to a lesser extent new store openings by the Company and competitors in certain markets.

Sales for the full fiscal year 2008 increased 3.7%, to $402.5 million, from $388.2 million. Primarily due to 12 new stores which were not included in the same store sales calculation, which contributed $32.3 million during the year. Comparable store sales decreased 4.5% for the year, due to the particularly weak macroeconomic conditions in the majority of our markets.

Gross margin decreased to 26.3% from 29.3%, in the fourth quarter of last year. The decrease was primarily due to increased rent as a percent of sales, as well as a higher level of promotional activity compared to fiscal 2007.

Gross profit as a percent of sales for the fiscal year was 29%, compared to 30.9% in the same period last year. The decline was due to increased rent as a percent of sales in newer stores, as well as increased promotional activity in the fiscal year. For the fourth quarter, Selling General & Administrative expenses as percent of sales increased to 27.5%, from 24.5% last year, reflecting higher expenses as the Company's new stores ramp up, as well as reduced leverage from lower same store sales.

Looking at the full fiscal year SG&A expenses as a percent of sales were 26.3%, compared to 24.8% in the same period of fiscal 2007, reflecting higher expenses as the Company's new stores ramp up, as well as reduced leverage from lower same store sales.

Net loss for the fourth quarter was $2.8 million, or $0.20 per share, compared to a net income of $881,000, or $0.06 per diluted share for the fourth quarter last year. The net loss for fiscal 2008 was $3.4 million, or $0.24 per share, including a noncash impairment charge of $2.1 million recorded in Q3, in relation to certain California stores. Excluding this noncash impairment charge, the net loss for fiscal 2008 was $2.1 million, or $0.15 per share. This compares to net income of $7.1 million, or $0.49 per diluted share for fiscal 2007.

We continue to prudently manage our balance sheet, we reduced our average inventory per store by 11% at the end of fiscal 2008, compared to the end of fiscal year 2007, and as we expected our short-term borrowing was $17.2 million, versus $22 million at the end of the last quarter. Our capital expenditures for the year were $22.4 million, which included the opening of 7 new stores, as well as our SAP launch at the end of the fiscal year. As a result of our ongoing growth and strategic initiative, forecasted capital expenditures for fiscal 2009 are expected to be approximately $17 million. Approximately $14 million of this will be used to open four new stores and relocate one.

Net of landlord reimbursement fiscal 2009 store openings will average $2.1 million, which is more than our historical average as the relocation, and two of the four new stores to be opened are in highly desirable locations.

Regarding our outlook, given the recent challenging selling environment we are continuing to take a cautious approach for fiscal 2009. With that said, I would like to reiterate that we believe we are taking the necessary steps to grow our Company, and generate value for our shareholders over the long term.

That concludes my review of the fourth quarter and fiscal year results. We will now open up the call for any of you that have questions.

QUESTION AND ANSWER

Operator

Ladies and gentlemen, at this time we will be opening up for the call for the question and answer session. (OPERATOR INSTRUCTIONS)

Our first question comes form the line of Rick Nelson with Stephens.

Paul Swinand - Stephens Inc. - Analyst

Good afternoon it is Paul Swinand speaking for Rick. Rick is heading to the conference. How are you guys doing?

Craig Levra - Sport Chalet - Chairman, CEO

Good, Paul, how are you?

Paul Swinand - Stephens Inc. - Analyst

Not bad. Since the last update, has anything changed in the macro-environment? Has it gotten any worse or gotten any better? The second part of the question is, we keep talking about the macro-environment there any specific examples you could point to store-to-store within the merchandise, that makes you continue to think that it is macro or housing related?

Craig Levra - Sport Chalet - Chairman, CEO

Two good questions. Number one, clearly the environment since our last press release has not improved, a great report came out May 28th, just a few days ago, about March of 2008 home prices falling at the greatest rate ever, since they have been measuring. On a year-over-year basis, March of 2008 versus March 2007, I believe Los Angeles and Orange Counties, a lot of homes dropped 21%, slightly over 21%, Las Vegas led the way across the entire nation at almost 26%, and Phoenix was at 23%.

So it is not a case of values being lost, there is a sense of wealth, people who took out second mortgages for example, or got overextended, and a lot of people made mistakes that were fairly intelligent individuals, that got themselves into a home larger than they could afford. That is certainly a problem plus obviously we have stores in markets that were predicated on a lot of new housing starts. And those new housing starts have slowed as you might expect, so we are certainly feeling the impact there as well. I will have to tell you anecdotally just in visiting our stores, and going to various meetings in the last 30 to 45 days, there is less traffic on California freeways, it feels like, than there has been in the past. There is a concerted effort for more carpooling, taking the trains where appropriate, or just not taking trips. Certainly there is an impact there.

Paul Swinand - Stephens Inc. - Analyst

Interesting. Then within merchandise, earlier this morning Gander Mountain said camping was weak. Are there things in the merchandise that are pointing to specific macro effects do you believe?

Craig Levra - Sport Chalet - Chairman, CEO

We are 60 days in to the new fiscal year, it is way to early to talk about that. When you are handed chicken you know what, you have got to make a chicken salad. We look at opportunities, like can we do a better job in walking shoes, can we do a better job in cycling, and we are. Can we do a better job in backyard games? What is the new vernacular? Staycation versus vacation, leveraging all of those pieces, backyard fun. Again starting in April of '07 as we started to get nervous about things, we have taken steps appropriately.

So we are I believe well-positioned to take advantage of whatever business there is to have. If the customer behavioral pattern continues to change, based on this environment, we are positioned to take maximum advantage of what we can, given what is going on.

Paul Swinand - Stephens Inc. - Analyst

Anything you can point to that is exciting in merchandise? New ideas? I don't know if it is the Under Armour, footwear, or you talked about your surf concept store. Do any of those kind of buck the trend, and give you some room for excitement?

Craig Levra - Sport Chalet - Chairman, CEO

I think so. We had a really great launch with a new prototype, with Under Armour that were very successful for us. We have a lot of brands that are performing well inside of certain categories, that may or may not be doing so well. Same thing on the skate side. We continue to see a growth and improvement there. It is not a huge enough business yet, big enough to move the whole needle affectively.

Again we are constantly searching for new products and new opportunities, and particularly again our customers expect us to find those new items, unique items, and be first to market with performance, technical, and lifestyle merchandise, our team is doing a good job aggressively attacking those opportunities. There is not a Heely, there is not a scooter, there is nothing like that out there on the horizon today as we see it. That doesn't mean there won't be one.

Paul Swinand - Stephens Inc. - Analyst

Fair enough. One more question and I’ll let somebody else get on. You talked about our email signs ups are at 300,000, what is the rate per quarter on that, and how high can it go?

Craig Levra - Sport Chalet - Chairman, CEO

We launched Action Pass full store roll-out in November of this past year. And prior to that time we had done about a one year test, started with three stores in San Diego and three months later added Las Vegas, and then we added Temecula, and so on and so forth. We are running at the rate right now of about I believe it's 10,000 to 12,000 a month in new member sign-ups, which is pretty exciting given the fact that we are still babies at this.

The vender support has been incredible. Our customers are very excited. Our stores are very excited, because the stores really see this is a great opportunity to drive incremental footsteps into their stores.

You have got a loyal customer, which we have at Sport Chalet, loyal customers, we are offering them even more reasons to shop with us, as opposed to somebody else. And quite honestly drive some extra miles if that is what it takes to get to us, and drive by others who might have some of what we offer from a merchandising standpoint. We see that as a big time plus, and continues to have good momentum, even in this environment. Certainly something that we are focused on. We are leveraging as much as we possibly can this year.

Paul Swinand - Stephens Inc. - Analyst

Thank you.

Operator

Our next question comes from the line of Jeff Mintz, Wedbush.

Jeff Mintz - Wedbush Morgan Securities - Analyst

Thanks. Just a couple of questions, given that you have done such a good job controlling inventory, I have to ask the reverse question, which is do you feel you have enough inventory at this point to drive what sales are available, and how did you get to such a significant decline in inventory on a per store basis?

Craig Levra - Sport Chalet - Chairman, CEO

Jeff, again, really when we talk abut the long-term, including Howard's role as well as myself, we have to make sure that we have long-term strategies in place that are going to deliver long-term success. First thing in the morning you are flipping the switch on BI with SAP, and saying what do we look like today.

We didn't have this prior to March 30th we went live with SAP, we are able to look at inventory and look at aging of our inventory, look at our inventory by store, one of the big initiatives that we got underway with in to the springtime was we got this great EDI system that electronically transmits purchase orders, but we didn't do the best job that we could have done in terms of opening visibility up to our merchandise vendors, to look at how their individual articles are performing in each one of our stores by size and color.

And as we open that visibility up to out vendors, we are able to get even more feedback from them, to help our planners and allocators, our E3 team and our buyers, better position the right product in the right stores, and we have aggressively managed through that. Did we cut too far? I don't believe so. But I can't prove that to you.

As we went in to a difficult holiday, I think you heard a lot of retailers saying they have got inventory problems, the have got inventory concerns, too much inventory in a tough selling environment. That is a blueprint for disaster, we are clearly not saying this year was a stellar year by any stretch.

But I think what we did try to do is manage our way through this as effectively as we could, and day by day circumstances change. You have a good week in sales, and say this is the turnaround, and then oil goes up to $130 a barrel. Everybody says it is never getting lower again, probably not, who knows, those sorts of things happen. You have to make adjustments on the fly to some degree.

The good news is that we have got even more technology now than we did last fall, to really help us even on a daily basis understand our inbound receipts, by category, by department, by division, by store, monitor those, adjust those accordingly, speed some things up. Slow some things, turn some things off, and manage through it properly. We need to leverage all of the technology, I can assure you we are setting forth to do exactly that. We didn't buy to it say we bought it. We bought it to use it and manage.

Jeff Mintz - Wedbush Morgan Securities - Analyst

Great, that is helpful detail. With regard to the new advertising agency, can you give us some outline of what the ad plan is for 2009, or perhaps where the changes might come from 2008, or is it a little too early in the process for that?

Craig Levra - Sport Chalet - Chairman, CEO

It think it is a little early, honestly what we are going to do, I am not sure how much we really want to share, for those others who might be listening in from somewhere else, clearly Action Pass for us works, it is a big focus of ours, we are learning a lot every day on that system.

Our customers really like it, that is the #1 thing as well as our stores, again we now have the capability as we talk about before to run ads, put the other marketing campaigns around each specific market, we are not locked in to nationwide marketing programs. One of the beauties of having a company our size as small as we are, is we are able to do things faster, make decisions quicker, and take advantage of opportunities much more quickly.

You will see more news about some of the things we are doing later on this week, and the weeks to come. But retail for all intents and purposes, has to be relevant to that local customer.

I would argue that I don't think a single customer pulls up in front of our stores that says I am going to shop at Sport Chalet because they have 51 stores, or 500 stores, or 5 stores, I would argue they would pull up and park in front of our store and walk in because they like that particular store. And so we have to be relevant in each store store.

Other marketing adjustments reflect timing, Back-to-School start dates, end of school dates by market, assortments, product offerings by market, saltwater fishing versus fresh water fishing by store, by market. This bodyboarding opportunity we spoke about earlier is going to be great. Will that impact the Phoenix business? Probably not, but right for California. So we continue to look at and exploit those opportunities.

Jeff Mintz - Wedbush Morgan Securities - Analyst

Then just a couple of quick numbers questions. Given the new infrastructure and the number of stores you have now, at what level approximately do you think you need to achieve comps in order to leverage your SG&A?

Craig Levra - Sport Chalet - Chairman, CEO

I think getting back to positive comps clearly will do wonders for our business. As you know, retail is a lot like sports. If you have a team that is on its way to winning the world championship, that cures a lot of problems. If you are winning it cures problems. If you have great sales, it takes care of a lot of problems. We are not having great sales today. That is the bad news.

The good news it allows us to have even more focus on what we are doing that is working, do more of that, what we are doing that is not working, take that piece of it out, and move on. So I wouldn't sit here and say it is plus 1%, or 3%, or 5%. We have modeled a number of different scenarios, a lot is going to depend on how well we can manage our internal environment, how well we leverage all of these systems and technology. We have got technology that companies with 1,000 stores don't have.

We are going to use it as we talked about, position us for the next 25 years. It is not a great point to say we have got to get to 85 stores, and plus 3 comp, and we are there. We could be there next year. Clearly we have given some guidance about this year. We are nervous, I think everybody in retail is, and should be. But we are not doing this to have a great second quarter, or a great fourth quarter, we are doing this to have a great company for many, many years in the future, and leverage results that our shareholders expect, and that we expect.

Jeff Mintz - Wedbush Morgan Securities - Analyst

Okay. Then just a quick one, Howard, do you happen to have the sales per square foot for 2008 handy?

Howard Kaminsky - Sport Chalet - CFO

I do have that, one second. it is 218. .

Jeff Mintz - Wedbush Morgan Securities - Analyst

Thank you very much, good luck going forward.

Operator

Thank you. Our next question comes from the line of Reed Anderson, D.A. Davidson

Reed Anderson - D.A. Davidson & Co. - Analyst

Just a follow-up before I get in to my question, follow-up on one of the earlier questions on marketing or advertising, what historically has been your allocation of your marketing relative to print, or electronic, or in-store, that sort of thing?

Craig Levra - Sport Chalet - Chairman, CEO

Historically, we have made changes over the years, and we were a predominantly southern California based company years ago, we spent an inordinate amount of money on radio because of the drive time that is required to really do anything in southern California. As we have grown our store base and gone to markets where drive time isn't as big a factor, we have done some different things, we ran our first full page magazine ad back in 2001, and really liked that program, and it worked for us for a long time.

Our first direct mail marketing campaign was a 5x7 postcard that said the Ski Sale starts on President's Day weekend. And now we have got this very robust direct mail campaign, with these beautiful mailers and the vendors give us athletes to put into the mailers, it is really wonderful stuff. I think what you will see going forward is a look internally and externally, to how we can better reach younger customers. Certainly there is a lot of evidence that indicates newspaper reading is down, it continues to be down.

We are heavy advertises in newspapers, but not anything like many of our competitors, so I think, I don't want to say a shift away from there, but maybe an add-on to some other things, that is what it is about for us, our strategic focus of enhancing the customer shopping experience. We have to speak to each individual customer, about his or her preferences, what they like and don't like, what sports they participate in, and what sports our data suggests they might want to participate in, given the fact that they are good at Sport A, how do we move them on to Sport B, and our challenge is to come up with those unique vehicles to make our customers feel special, entice them to come in and see the great products and services that we offer inside Sport Chalet, and you will see an even greater focus in terms of how to reach those customers, and do a better job.

As I mentioned earlier, we know when camping season is in Arizona, it is different than the rest of the markets that we are in. We know when football season starts, and baseball season starts. Different markets, we are in a lot of diverse markets, even though we are only in four states.

What happens in central San Diego is different than what happens in north county San Diego, and yet we have stores that are 15 miles apart. We leverage that knowledge, and use it accordingly. So given the broad assortment of products that we offer, scuba divers interested in certain things that maybe a runner is not, and vice versa. We have to be sensitive to that. You will see some things continue to change from a marketing perspective as we move through the remainder of this year, and on into next year. Given the tough environment, it is a good year to make those kinds of changes.

Reed Anderson - D.A. Davidson & Co. - Analyst

To finish the thought, as you look at last year, a percent of sales, however you look at it, would you spend a similar level this year, or spend even a little more as you are tweaking things this year?

Craig Levra - Sport Chalet - Chairman, CEO

We potentially will spend a touch more, but hey are we going to run another ad because business is tough this week. We may spend a touch more because we are going to go down a path that we think is the right for us, about a particular business in a particular market, to serve a particular customer.

Reed Anderson - D.A. Davidson & Co. - Analyst

Okay, so strategic. In terms of the comps, you may have said this, I may have missed it, I apologize, was it primarily just trafficking down, or was ticket also down for the 8 point, or for the 8.6 decline?

Craig Levra - Sport Chalet - Chairman, CEO

Ticket overall was right in line with last year, it was really a case of traffic.

Reed Anderson - D.A. Davidson & Co. - Analyst

That makes sense.

Craig Levra - Sport Chalet - Chairman, CEO

Again, we cannibalized ourselves in a lot of markets. I don't know that as a company we did the best job we could have, of kind of laying that potential impact to ourselves, laying that out in advance as much as we could have. This year all of the stores to some degree are backfill locations. West Los Angeles will have an impact on existing stores. Menifee will potentially have an impact on existing stores, Concord slightly on a couple of existing stores in northern California, and certainly Queen Creek will have an impact on existing stores.

We think that is the right thing to do, backfill and leverage. Not only our marketing spend, and what it costs to ship product from Ontario to those markets, but certainly leverage the knowledge that we gained about how to do business in these unique markets, what products those customers expect, when the seasons start, and so on and so forth. We are really trying to leverage our intellectual capital, as much as anything else, as we backfill in these markets.

Reed Anderson - D.A. Davidson & Co. - Analyst

Shifting gears a little bit, you talked about a couple of things from a merchandise standpoint that are new or working, the skate shop, or whatever. I am curious, because your mix tends to be more unique, or localized in some cases are you thinking about exiting some categories, or rationalizing a little bit where maybe there is more competition, for some of the new people coming to town?

Craig Levra - Sport Chalet - Chairman, CEO

We have actually begun that process, and we began it last fall going in to spring. There are a few of our stores that really cater to snowboard customers. We have each year fewer and fewer ski customers coming to those shops. This holiday season, this winter you will see probably five to six of our stores not carry ski hardlines, we will have snowboard hardlines, and still have obviously all of the winter apparel, that is really based on looking at a 3 year trend of individual store performance, and individual price point performance within those stores, and making the changes accordingly.

Reed Anderson - D.A. Davidson & Co. - Analyst

Let's say you had X amount of square feet devoted to ski and snowboarding, you would just strip out the ski, and keep the same space, but beef up the snowboarding a little bit?

Craig Levra - Sport Chalet - Chairman, CEO

That is correct.

Reed Anderson - D.A. Davidson & Co. - Analyst

Okay, good. Two more. On the team business, is that predominantly, for you, an apparel uniform business, or has it also got a hardline component to it?

Craig Levra - Sport Chalet - Chairman, CEO

It has got both. We have got great leadership out there now, and for us it is better quality merchandise from the brands that those team customers, those athletes really want. We embellish, we screen, we can take a Nike pro garment for example, or Under Armour garment, and put ten colors on that garment. Full embroidery capabilities.

We also offer a complete assortment of hard goods, whether it's going into football season, shoulder pads, helmets, the very best helmets you can get. We added a footwear component to team sales last fall, cleats, basketball shoes, running shoes, and so forth. Clearly it is in our best interest to mirror as much as we can what we offer in the team division with what we position in our stores, and create the synergy.

Reed Anderson - D.A. Davidson & Co. - Analyst

And that business, has that held up a little bit better just because it's tends to be a little more order type of business, or has that also been very weak, like the U.S. in the retail business?

Craig Levra - Sport Chalet - Chairman, CEO

There are portions of it that are certainly a lot better. We have taken our average selling price way up in team. I will give you an example. A year and a half ago we were out selling $15 or $20 box cut private label football jerseys, this year we are out pushing the Nike Cowboy Jersey as an example. The retail value is up 300%. Selling price is 300%. It is a great quality Jersey, our customers love that kind of product. Conversely in the state of California, our Governor and State Legislature are faced with a $20 million budget shortfall this fiscal year, I will tell you there will be some school spending programs that I am sure will be cut back, and unfortunately arts, music, and certainly sports, sometimes bear the brunt of the cuts.

There will be some choppiness out there, no question about it, and to a lesser degree, Arizona, Nevada, and Utah may have some of the similar challenges. So there are a lot of good things we are doing there. The macro-environment may not be healthy.

The good news for that is we got the strength to get through this, I am not sure how much strength many of the competitors have to get through this. If it is tough on us, it is tough on everybody else. Those who execute correctly will drive through this.

Reed Anderson - D.A. Davidson & Co. - Analyst

Just in terms of your ability to, how do you feel about your ability thus far in this tougher environment to rationalize the payroll down at the stores, have you been able to flex that down where you want, or is that still you are not quite sure yet?

Craig Levra - Sport Chalet - Chairman, CEO

It has certainly been a key area of focus. Our #1 concern is to make sure we got the best trained employees we can possibly have on the floor. We saw a lot of technical product and there is a sure fire way to make sure your sales go down and that is to not deliver customer service, or not have employees on the floor to be able to explain the features and benefits, the technical specifications of the technical product that we offer.

Our Operations team, Tim Anderson and his great leadership, along with Cindy Stein, Director of Human Resources and Training, have worked on putting together a model this year that allows us to more effectively flex payroll across certain categories, and certain stores, and be more reflective of what the business conditions dictate. We don't make across the board changes. Again, business is tough, cut payroll 20% is a terrible way to run a business, and a terrible way to treat employees, we look at long-term strategic answers, and more tools to be able to leverage our payroll more effectively, certainly we have got upside opportunity there. Again, SAP is giving us different kinds of tools and resources to be able to look at this in a more critical fashion. We will continue to work on that piece of it. But our challenge this year is how do we spend our in-store payroll effectively, and give the greatest customer experience we possibly can give.

Reed Anderson - D.A. Davidson & Co. - Analyst

That is great, thank you very much for the answers, I appreciate it.

Craig Levra - Sport Chalet - Chairman, CEO

Thank you.

Operator

Our next question comes from the line of Sean McGowan, Needham & Co.

Craig Levra - Sport Chalet - Chairman, CEO

Hi Sean.

Sean McGowan - Needham & Co. - Analyst

Hi, how are you?

Craig Levra - Sport Chalet - Chairman, CEO

Good, how are you?

Sean McGowan - Needham & Co. - Analyst

Couple of things, any significant fluctuations during the quarter that you could read into, and say it's a sign of either worsening or improvement of markets?

Craig Levra - Sport Chalet - Chairman, CEO

Well, there are a few weeks in there that we started feeling like things were going to improve a little bit, and then we were disappointed the following week. Thankfully a lot of us had experience here in California in '90, '91 and '92, the last time there was some pretty broad economic downturns, and California experienced it again ahead of the rest of the country, and we certainly are here again, ahead of the rest of the country. That is the bad news, the good news is as things turn we hopefully should be first in line again as the macro-environment improves. But I wouldn't sit here and tell you in March it got tougher than February.

It was tough going into Holiday and got in some cases tougher in certain markets. A lot of the customers got hit with the shock of I'm not as wealthy as I was a week ago, or a month ago, the resetting of the interest rates, and so the house payment may have gone from $1200 a month to $2400 a month. It was watching For Sale signs up and down the street, and realizing home values were going down, combined with fuel costs that were already on the rise, and I think it just created a real sense of, I don't need to have this particular item or spend this money, and so I am not going to.

Sean McGowan - Needham & Co. - Analyst

Okay. Shifting gears, when you look at the timing of store openings, can you give us a sense of how that us going to go? If you are taking a cautious attitude, what does that do to the lead time for firing that back up at such time as you would like to maybe accelerate the openings?

Craig Levra - Sport Chalet - Chairman, CEO

Dennis Trausch, who has been with us now 30 years our Executive Vice President of Growth and Development, really one of the best in the industry. We are actively looking for new sites to open. We are not taking a wait and see approach at all. We clearly need to backfill in Utah, we have backfill opportunities in California, in Nevada, in Arizona, we have had a pretty good track record if you look, every other year we go to a new market. Certainly we need to deliver stores that can perform well, and perform well out of the gate.

I think all of retail looks at high growth areas, and they are asking the same questions, how real is the growth, how real are the housing starts, again decisions we made here really in the last 36 months from a real estate perspective, were based on in large degree in may cases, new homes being built with real families, real parents with real kids, who had real jobs and real mortgages, and in many cases that turned out not to be true.

If you look at just even our openings this year, West Los Angeles is in a dense market, we have got Queen Creek in a growing market, Concord in a dense market and Menifee in a growing market. We are going to have some opportunities this year to do well out of the gate. Some opportunities are going to take a little bit longer. From a timing standpoint, West Los Angeles is first up this summer, followed by La Canada, and Queen Creek in August, and Menifee and Concord in the fall.

Sean McGowan - Needham & Co. - Analyst

Thank you. Jumping back to the question regarding inventory reductions per store, do you have any sense at this point, how much of that reduction in per store inventory is just a result of technology that would have helped you, or would have resulted in a reduction even in an increasing sales environment? Some of this is obviously what you had hoped to get out of SAP and other systems upgrades over the last few years. How much of this is sales driven versus technology driven?

Craig Levra - Sport Chalet - Chairman, CEO

That is a great question. We are kind of smiling. There are some systems you can invest a lot of money in, and point to a specific return on that investment, and say these are directly attributable to be this piece of technology.

I couldn't sit here today and give you a reasonable estimate of that inventory reduction, being some of it just our choice from a pure business sense environment, that hey, business is going to be tough, let's be cautious and careful, buy only what is going to sell in the near term, so that we don't wind up with a headache we don't want, and maybe can't cure. The piece that kicks in is, the fact that we have the tools to be able to do that in a more effective fashion is really the best way I can answer your question. It is an excellent question.

Having the tools available to make those choices on a by category, by article, by store basis, really is the important thing. And conversely, how to be able to ramp up business. So it is great to be able to say we controlled inventory when the sales are bad. But what do you do if the environment improves, can you take advantage of that quickly to lever up in the opposite direction. And I would tell you today we are in much better shape, a much better position to be able to do that, than we were maybe a year or two years ago.

Sean McGowan - Needham & Co. - Analyst

Right. Final question, do you have anything whether anecdotal or real research based about the shift and your competitive dynamic in your markets that you can share with us?

Craig Levra - Sport Chalet - Chairman, CEO

We have spent a whole lot of time in our stores obviously, a little bit of a competitive set, certainly the mall traffic isn't what it was a year ago, we get a sense of that, and the reports indicate that. I think as far as what is going to happen with the results impacts of the merger, and all of that, it is really too early to say.

Sean McGowan - Needham & Co. - Analyst

Okay. Thank you very much.

Craig Levra - Sport Chalet - Chairman, CEO

Thank you.

Operator

Our next question comes from the line of James Ragan with Crowell, Weedon.

James Ragan - Crowell, Weedon & Co. - Analyst

Thank you. Just a couple of questions, going back to the inventory per store, I apologize if you addressed this already, but can you talk about what your goals will be over the next couple of quarters, do you think on a year-over-year basis you will continue to see a decline in the inventory per store?

Craig Levra - Sport Chalet - Chairman, CEO

There is a good chance of that, Jim, again with the new Chief Merchandising Offer on board, he has identified some opportunities for us to add some inventory, in some real key specific categories that could result in some additional sales. Again it' is really tough to describe. It is such a fluid environment. You just have to be very cautious. What did we bring in last month? 40 million dollars worth of inventory, it's not like we are not buying. It is not like we are not buying inventory, we brought in $40 million last month. So we are buying inventory.

The key piece is staying as fluid as possible, staying as flexible as possible, achieving our long-term objectives of how we want to position our company, first to market with performance and lifestyle merchandise, but certainly the ability again with all of the systems we have now to aggressively manage that piece is good. I don't want to sit here and make a production that it is going to go up, or going to stay low. We are 60 days in to SAP, as our teams further understand all the benefits they can bring to us, you will see additional improvements as we move along.

James Ragan - Crowell, Weedon & Co. - Analyst

So that kind of ties in to your outlook for cash flow during the year, obviously in a continued difficult environment, you know you will have a challenge to deliver the positive cash from operations, although you did a great job bringing that in this year. Are you setting certain, what is your outlook for the cash flow, you are able to tap in to your credit line if you need to, can you just talk about that for a bit?

Howard Kaminsky - Sport Chalet - CFO

This is Howard, I will address that. Certainly it is a challenge, our borrowing on our credit line is related to our store growth. If you take that out of the picture, we do have positive cash flow from operations. And don't expect that to change even with the environment being what it is. So we are opening less stores, they are a little more expensive, overall less capital expenditures, and we watch cash flow very carefully.

James Ragan - Crowell, Weedon & Co. - Analyst

Okay. Great. Then, also with respect to higher fuel prices on transportation costs, are you doing anything different really with your distribution to address that, or how is that impacting you at this point?

Craig Levra - Sport Chalet - Chairman, CEO

That is a good question. We again through systems that we installed down in the DC four years ago through HighJump technology, in our warehouse management system, we ere able to load multiple store drops inside of one trailer. And make sure that those runs that we are making were shipping full truckloads with merchandise, multiple drops, as required.

And again we have got ultimate flexibility built in there as well, same thing on the in-bound freight side, we use focused logistics to manage our overall in-bound freight, we ask them to do a lot, we ask them to make sure we are first to market with new product, and at the same time ship us full truckloads only, do consolidation and ship full trucks. There is a good balancing act going on. We are taking advantage of that.

We are also working in the store, we didn't spend a lot of time talking about this. We are working in-store with continued enhancements with the HVAC expenses, our lighting expenses, what else can we do to reduce our energy consumption. It is the right thing to do from the business perspective, and from a environmental, and customer and employee perspective. And our store facilities team has been hard at work really since last year, with new ways to improve, and we are starting to see good results from that process as well.

James Ragan - Crowell, Weedon & Co. - Analyst

Finally, just we hear a lot about inflationary pressures, obviously due to oil and commodities, do you see any type of pressure from your vendors on them raising prices, and if so, are you doing anything at the store level, the retail side?

Craig Levra - Sport Chalet - Chairman, CEO

We started to feel pressure last fall, and I have to give credit to particularly our hardlines team, Ken Brackett, and Jeff Arenson and Tom Connell, and the group there in terms of pushing back, commitments were made, purchase orders placed. In some cases, some vendors came back and said well the cost of steel is going up, raw materials are going up, and our group I thought overall did a fabulous, fabulous job protecting our commitments, from a pricing standpoint.

Same thing on weights, and so many other categories, where we have got a lot of new people and also have some great veterans as well that we recruited over the years to come to Sport Chalet, have been through some of these things before, and able to see it coming early, and took the appropriate steps to lock things in. A log of tough conversations took place. Without exception as far as I have been told, we held the line and our vendors are performing.

James Ragan - Crowell, Weedon & Co. - Analyst

Great. Thank you.

Operator

Our next question comes from Chris Svezia with Susquehanna Financial.

Chris Svezia - Susquehanna Financial Group - Analyst

I just had one quick question for you Craig, I don't know if you can add additional color on this, could you maybe talk about by any chance as you went through your fiscal Q4, broadly speaking by I guess merchandise silo, in terms of what categories worked for you. I think you talked about team sports, you talked a little bit about technical apparel, can you just broadly talk about whether you want to place it as footwear or apparel, and maybe hardlines, I guess accessories and camp and fish, in terms of what sort of worked well, and where some of the issues were. As you look at inventory, you have done a great job there, is there any locations within the inventory that possibly might still need work as you go in to your fiscal Q1?

Craig Levra - Sport Chalet - Chairman, CEO

Again, I don't know that I can point any particular category that we were really thrilled with our fiscal Q4. We did okay on Jr. Apparel, we did okay on Men's Apparel, Fitness was fairly descent. We had some other categories that experienced some pretty significant drop-offs, again going into this fiscal year, 60 days now into our new fiscal year, overall we are pretty pleased from an overall inventory standpoint. Tom Tennyson and the Merchandising group are identifying some particular product categories that may need a boost in inventory.

It is certainly not across the board. Anywhere where we are selling product and doing a good job, we are obviously going to buy more, if it is not working, we are going to turn the spigot off and buy less and manage our way through that.

So I can't necessarily pinpoint individual things that are right, what we do know is this, the customers that are coming in, subscribe to our strategic approach of performance technology and lifestyle merchandise. That overall approach is the correct one for Sport Chalet, certainly for the customers, the trick is to have that more expensive higher priced product, just not have too much of it. Have the right quantity at the right store at the right time.

Chris Svezia - Susquehanna Financial Group - Analyst

Great. Thank you very much. Best of luck to you guys.

Craig Levra - Sport Chalet - Chairman, CEO

Thank you.

Operator

There are no more questions at this time. Mr. Levra, please continue with your closing remarks.

Craig Levra - Sport Chalet - Chairman, CEO

We would just like to thank all of you again for joining us today. If you have any follow-up questions, please feel free to contact Howard or me. Have a great afternoon everyone, thank you.

Operator

This concludes the conference call, thank you for your participation. You may now disconnect.